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                                                                      Exhibit 10


                            PAY AGREEMENT AND RELEASE
                                OF RICHARD DE NEY

This agreement effective on the last date executed below, contains all the understandings between Richard de Ney and Borden, Inc. and its parents, subsidiaries or affiliates, including without limitation, Borden, Inc., and their officers, directors, employees and agents in their individual and representative capacities, known collectively as the "Company" in connection with your separation from employment. This agreement provides the specific details of benefits to be received by you including those under the Company's Employment and Benefits Upon Termination Plan and the conditions agreed to by you for the receipt of those benefits.

1. The Company will pay you a gross total amount of $1,032,000, to be paid to you in a lump sum no later that fifteen days following termination. Deductions for cash advances, other money due the Company and as required by statute or regulation, will be made from this allowance. Your official termination date will be May 31, 1998. Between now and your termination date you will work with the Partners and your staff to ensure a smooth transition of responsibilities.

2. In accordance with the BW Holdings LLC Management Equity Plan, your units will be repurchased at the Ordinary Repurchase Price which is the lesser of: (a) The Original Purchase Price plus a portion (equal to the vested percentage) of the amount, if any, by which the Unit Value exceeds the Original Purchase Price; or (b) the greater of the Modified Book Value Per Unit (MBV) or the Unit Value. Vesting will be determined as of the Repurchase Calculation Date, March 1998, and, in accordance with the Plan, they will be terminated if they are "underwater." Payment will be made by May 31, 1998.

3. You agree to conduct yourself in a manner that does not disparage the Company, or is damaging to or otherwise contrary to the Company's best interests and you agree that this agreement is strictly confidential and you will not reveal its terms except in connection with an official investigation, legal process, or to immediate family, attorneys, accountants, or other professional advisors to whom disclosure is necessary provided that such persons agree to be subject to non-disclosure and confidentiality. The Company agrees that its officers, directors and employees agree that they will not disparage you and further agree that this agreement is strictly confidential except for required public disclosures, such as the Company's 10-K.

4. You also understand that your active participation in all active Company sponsored employee benefit programs ceases on the date of your termination. You have elected to continue your medical/dental benefits at normal active associate contributions through May 31, 2000. You will pay Borden, Inc. $3,612 by May 31, 1998 for this coverage. Any money due from Company benefit plans, including, but not limited to, ESPP, Medical Accumulation, and vested portion of 401(k) balances, will be paid to you in addition to the amount paid under this Agreement pursuant to the terms of such plans. You have 31 days from your termination date to convert group

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     life coverage to an individual policy without the requirement of a physical examination.

5. You will be provided, without charge, The Leader in Transition executive outplacement service through Manchester International in their Fairfield County, CT or New York, NY office. The Company does not warrant or guarantee the results of the services provided and you agree to hold the Company harmless from any claims in connection with the services provided.

6. You will be reimbursed for documented expenses associated with packing and shipping your personal and household belongings to Connecticut. You will also be reimbursed for documented expenses associated with terminating your apartment lease.

7. You accept the money and benefits to be paid to you under this Agreement as full settlement of all claims and causes of action arising out of your employment by the Company and the termination of that employment, except any vested pension rights and the provisions of this agreement.

8. You agree that you are entering into this agreement and release as your own free decision in order to receive the payments and other benefits described above. You understand that the Company would not make these payments or extend these benefits to you without your voluntary consent to this Agreement.

     You understand that by signing this Agreement you are waiving all rights to reinstatement or future employment with the Company and that you are giving up your right to, and agreeing not to, file charges or lawsuits: (a) with respect to any discrimination you believe you have suffered due to age, disability, race, sex, religion, national origin or any other reason related to your employment by the Company, or the termination of that employment, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, and any other federal, state, or local statute or regulation regarding employment, worker's compensation, discrimination in employment or termination of employment; (b) with respect to any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, infliction of emotional distress, tort, or any other theory under the common law; and (c) with respect to any claims for uncompensated expenses, severance pay, incentive or bonus pay, overtime pay or any other form of compensation, except the executory provisions of this Agreement.

     You intend that this Agreement will bar each and every claim, demand and cause of action above specified, whether known or unknown to you at the time of execution of this Agreement. As a result, you acknowledge that you might, in the future, discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of

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     executing this Agreement, may have materially affected this settlement.
     Nevertheless, you hereby waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

     You also agree that should you breach this agreement by filing any charge or beginning any suit as described in this paragraph you will immediately repay to the Company the sums you have received under paragraph 1, above, less $100.00 and further agree that in such event the Company will have no further obligation to provide you with additional pay or benefits under this agreement, but that all other provisions of this agreement will remain in effect.

9. You agree that, following execution of the Agreement by all Parties, and before May 31, 1998, you will return to the Company all Company credit cards, keys, customer lists and records, policy and procedure manuals, price lists, business contracts and other documents and information belonging to the Company. You also agree to return all Company property, including but not limited to cell phones, Palm Pilot and laptop/personal computers.

10. You recognize that the Company possesses certain business and financial information about its operations, information about new or envisioned products or services, manufacturing methods, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, inventions, machinery, research and other things which constitutes valuable trade secrets of the Company. You acknowledge that you have been employed in positions in which you have had access to such information and that the Company has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industries. Accordingly, you agree that you will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside the Company any information, property, trade secrets or other things of value which have not been publicly disclosed. In the event that you are requested or required in a judicial, administrative or governmental proceeding to disclose any information that is the subject matter of this Paragraph, you will provide the Company with prompt written notice of such request and all related proceedings so that the Company may seek an appropriate protective order or remedy or, as soon as practicable, waive your compliance with the provisions of this Paragraph.

11. You agree not to consult or provide services to any pasta business for a period of two (2) years following your termination on May 31, 1998 without the express written consent of Borden, Inc. which shall not be unreasonably withheld. This agreement supersedes the non-compete clause included in the BW Holdings LLC Management Equity Plan. You further agree that you will not, directly or indirectly, solicit or recruit other employees of the Company to leave their employment with the Company for a period of two (2) years.

12. By entering into this Agreement, the Company does not admit to the breach of any contractual or other promises to you, and does not admit to the violation of any federal, state, local or other statute or law, including, but not

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     limited to, those laws referred to in Paragraph 8 of this Agreement, and any claimed breaches or violations are hereby specifically denied.

13. In consideration of the terms hereof and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees to release and waive all claims and never to commence, prosecute or cause to permit, advise or assist to be commenced or prosecuted any lawsuits, actions, charges or proceedings of any kind upon any claims, demands, causes of action, obligations, damages or liabilities against you and/or your agents, successors or assigns which were asserted or could have been asserted by the Company through the day of execution of the Agreement in any State, Federal or Agency action and any claims for attorneys' fees that exist or may exist as of the date of the signing of this Agreement.

14. This Agreement constitutes our entire agreement and supersedes all prior agreements, with the exception of the BW Holdings LLC Management Equity Plan, and cannot be changed or modified orally, but only by an instrument in writing signed by the parties hereto.

15. This Agreement shall inure to the benefit of the parties hereto and their respective successors, executors, trustees, administrators and assigns.

16. The waiver of any provisions hereof shall not be construed as a waiver of any other provision of this Agreement. The failure of any party hereto to enforce at any time any provision shall not be construed to be a waiver of such provision nor affect the validity hereof or any part hereof or the right of any party thereafter to enforce each such provision.

17. All parties agree to cooperate fully and execute any and all supporting documents, and take all additional actions which may be necessary to give full force and affect to the basic terms of this Agreement.

18. The Parties agree that this Agreement shall be construed in accordance with Ohio law, and that any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Franklin County, Ohio.

19. In making your decision, you recognize that you have the right to seek advice and counsel from an attorney, if you so choose. You also have twenty-one (21) days from the date this agreement is presented to you to decide whether to sign this agreement.

20. You have seven (7) calendar days from the date you sign this Agreement to cancel it in writing. You also understand that this Agreement will not bind either you or the Company until after the seven-day period you have to cancel. No payments will be made under this Agreement until it becomes

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     binding. You may cancel this Agreement by signing the cancellation box below (or by any other written signed notice) and delivering it to the Company within seven days of your signing this Agreement.



                                                     Very truly yours,

                                                     /s/ C. Robert Kidder
                                                     C. Robert Kidder
                                                     CEO, Borden, Inc.
                                                     April 29, 1998


ACCEPTED:

/s/ Richard de Nay
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Associate's Signature


Date:  4/29/98                              WITNESS:
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At Columbus, OH                             /s/ Nancy A. Reardon
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[Location]


CANCELLATION NOTICE:

(To cancel this Agreement, sign below and deliver this copy of the Agreement to the Company within 7 days of the date you signed the Agreement.)
I hereby cancel this Agreement.


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Date                       Signature

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